Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Teledyne Technologies Incorporated pertaining to the Teledyne Technologies Incorporated 401(k) Plan of our report dated June 27, 2016, with respect to the statements of net assets available for benefits of Teledyne Technologies Incorporated 401(k) Plan as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015 and the related supplemental schedule as of December 31, 2015, included in its Annual Report (Form 11-K) of Teledyne Technologies Incorporated 401(k) Plan, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP
Moss Adams LLP
Los Angeles, California
August 16, 2016